Contacts: Stacey Sullivan, Media Relations: (800) 775-7290

Marie Perry, Investor Relations: (972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES AGREEMENT TO SELL ON THE BORDER MEXICAN GRILL & CANTINA®

DALLAS, (Mar. 25, 2010) - Brinker International, Inc. (NYSE: EAT) has entered into a purchase agreement with OTB Acquisition LLC, an affiliate of Golden Gate Capital, to sell its On The Border Mexican Grill & Cantina brand. Terms of the transaction were not disclosed.

Brinker expects the transaction to close by the end of fiscal 2010, subject to the completion of customary closing procedures. Brinker anticipates recording a gain upon completion of the transaction.

Brinker has agreed to provide transitional corporate support services to On The Border through the end of fiscal 2011, which will generate additional fees to offset the internal cost of providing the services. Moelis & Company LLC, is acting as Brinker's exclusive financial advisor in connection with this transaction.

"On The Border is well positioned to build on its current success and we are confident it will be a great addition to the Golden Gate portfolio," said Doug Brooks, Chairman and Chief Executive Officer of Brinker International. "This decision enhances long term value for our shareholders and we believe that On The Border will continue to thrive under new ownership."

"On The Border is a strong leader in Mexican Casual Dining," said Joshua Olshansky, a Managing Director at Golden Gate Capital. "We are enthusiastic about the Company's significant growth opportunities and we are very pleased to partner with the On The Border team to continue the success of the brand."

Golden Gate Capital is a San Francisco-based private equity firm. Over the last five years, Golden Gate has completed over 20 acquisitions in the specialty retail and restaurant sectors with combined annual revenue in excess of $4 billion, including such well known brands as Romano's Macaroni Grill, Express, Eddie Bauer, and J.Jill.

About Brinker International

Brinker, International Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1704 restaurants under the names Chili's® Grill & Bar (1,499 restaurants), On The Border Mexican Grill & Cantina® (160 restaurants) and Maggiano's Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano's Macaroni Grill®.

About On The Border Grill & Cantina

On The Border is a full-service, casual dining Mexican restaurant brand with 160 restaurants. The menu offers a wide variety of Mexican favorites, with a focus on fresh, signature and value-oriented Mexican items. The menu includes fresh new salads like the Citrus Chipotle Chicken Salad; a new, signature OTB Fresh Grill; a Fajita Grill with new, customizable, top-quality fajitas; and a refreshed OTB Taco Stand introducing indulgent items like Taco Melts and fresh classics like Grilled Mahi Mahi Tacos. The menu is complemented by a full offering of beverages like the Perfect Patron margarita, the fresh, Shaken Margarita and the new Sangria. On The Border offers full bar service, in-restaurant dining and signature patio dining in all locations. On The Border also offers the convenience of a To-Go menu and To-Go entrance to expedite take-out service. In addition to To-Go, On The Border offers catering service, from simple drop-off delivery to full-service event planning. For more information, visit http://www.ontheborder.com.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $8 billion of assets under management. Golden Gate is dedicated to partnering with world class management teams and targets investments in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types. For more information, visit http://www.goldengatecap.com.

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FOR ADDITIONAL INFORMATION, CONTACT:

STACEY SULLIVAN

BRINKER MEDIA RELATIONS

(800) 775-7290

MARIE PERRY

BRINKER INVESTOR RELATIONS

(972) 770-1276

DAVID OLSEN

COLTRIN & ASSOCIATES
(212) 221-1616

FOR GOLDEN GATE